Exhibit 99.1
TOLLGRADE COMMUNICATIONS, INC
Moderator: Joe Ferrara
04-29-10/8:00 a.m. CT

TOLLGRADE COMMUNICATIONS, INC
Moderator: Joe Ferrara
April 29, 2010
8:00 a.m. CT

Operator:	Good morning and welcome to the Tollgrade Communications First Quarter 2010 Earnings Result Conference Call.

All participants will be in a listen-only mode. There will be an opportunity for you to ask questions at the end of today’s presentation. Instructions will be given at that time. If you should need assistance during the conference, please signal for an operator by pressing start then zero on your touchtone telephone. This conference is being recorded.

I would now like to turn the conference over to Mr. Joe Ferrara, President and Chief Executive Officer. Please go ahead.

Joe Ferrara:	Thanks (Allie). Good morning and thanks for joining us to review Tollgrade’s First Quarter 2010 results. This morning we’ll provide an update on our overall activities and recent achievements; cover both the highlights and details of our first quarter results; and talk about our outlook for the second quarter of 2010. At the end of our comments, we’ll take any questions you may have.

With me today are Mike Bornak, our CFO and Treasurer; and Jennifer Reinke, our General Counsel. Jennifer will start us off with a comment on forward-looking statements before we begin. Jennifer?

Jennifer Reinke:	Good morning. During this conference call, we will be making some statements regarding future events or results, including our revenue guidance for the second quarter of 2010, which are forward-looking statements within the

TOLLGRADE COMMUNICATIONS, INC
Moderator: Joe Ferrara
04-29-10/8:00 a.m. CT

meaning of Section 27A of the Securities Act of 1933 as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on assumptions that involve risks and uncertainties, and actual events or results may differ materially from the forward-looking statements that we are making.

In addition to the factors that we mentioned today, additional risk factors that could cause actual events or results to differ materially are included in our filings with the SEC, specifically in our annual report on Form 10K for the year ended December 31st, 2009, and in our reports on Form 10Q. We expressly disclaim any intentions to update our forward-looking statements and the estimates and assumptions associated with them at any time or for any reasons. Thank you.

Joe Ferrara:	Thanks Jennifer. I’ll cover recap of our activities in the first quarter and then hand over to Mike to cover the financials.

It was, once again, a very active quarter in the company’s history, one in which we made significant progress. Let’s start off by covering some of our achievements and activities in the first quarter and the beginning of April.

First, revenue for the quarter was 8 percent higher than revenue from Q1 of 2009. This is the first quarter since Q2 of 2008 where we saw a year over year increase in our top line revenue. We believe this is a positive sign in our customer accounts and for the business in general.

Second, we finalized a three-year maintenance contract with the global network equipment manufacturer referenced in our last quarter’s results. This is a very positive end to our negotiations providing for three years of stable revenue at a small discount from previous years.

We also received the second extension on another significant maintenance agreement that was due to expire at the end of 2009. We originally extended this contract through the end of Q1, but now have extended it through the end of Q2. The additional time is to allow us – allow for time to complete negotiations with customer on a new agreement.

TOLLGRADE COMMUNICATIONS, INC
Moderator: Joe Ferrara
04-29-10/8:00 a.m. CT

In April, we received purchase order for new DigiTest ICE and LoopCare installation in Europe. In this instance, we successfully sold new Tollgrade products to another customer who came to us through a previous acquisition. This customer purchased DigiTest ICE and LoopCare to support their next generation broadband test capabilities. The initial orders totaled just over $1 million but we expect additional follow-on revenue in the future.

The business is won through a competitive (RFP) process and has, once again, shown the strength of our test products in the market. It was certainly a great win to start off the second quarter.

We also have multiple customer trials underway this quarter that we believe will create revenue opportunities for the rest of the year. Among them are (trials) in Europe with a major customer for our telecommunications test products and a trial with a large utility for our LightHouse product solution.

We’re pleased to announce the appointment of Ed Kennedy as the Chairman of the Board in March. Ed brings tremendous talent, leadership and executive experience to our team. Ed and I have been working closely together over the past month and he’s been an invaluable resource as we review and set our strategy in this next phase of the company.

And lastly, we’ve accelerated our plans to improve profitability and cash generation capabilities by significantly reducing our operating expense structure. We are positioning the company to achieve future strong profitability levels while continuing to focus on securing revenue from new customer projects and long-term maintenance agreements. We believe our collective revenue opportunities and cost-reduction activities will enable us to maximize profitability and unlock additional shareholder value.

Through a comprehensive review process, we consolidated activities in a number of areas. We reviewed and decided to reduce the number of growth initiatives and to sharpen our focus on near-term opportunities. We focused our product efforts on our best opportunities for revenue and profitability, and reduced areas involving higher risk or significant investment prior to returns.

TOLLGRADE COMMUNICATIONS, INC
Moderator: Joe Ferrara
04-29-10/8:00 a.m. CT

In the process, we discontinued two yet-to-be announce projects. One, still in the early research stage and one at the initial stages on development, but we continue to support a broad product portfolio including our DigiTest, LDU and MCU hardware; our LoopCare, 4TEL, Celerity and Stratum software platforms; and our expanded customer support and manage services offerings.

Also included in our product portfolio (are) customer-driven expansion of product capabilities. In particular, some of our current project opportunities include extensions of our product capabilities that provide increased value for our customers. These efforts enable our customers to support improved return on investment business cases to purchase our products and services. Similarly, further development on Stratum, our customer assurance platforms will be driven through customer-led initiatives and projects going forward now that the base product development is complete.

We also continue to pursue opportunities to expand our services offerings. As I said last quarter, we’re taking steps to forge or strengthen relationships with the global network equipment manufacturers, as well as direct relationships with service providers to offer new service capabilities. Our goal is to increase our penetration in the professional services and managed services market and in our service provider account; and expand our business footprint in this market.

Regarding LightHouse, our power utility product offering, we expanded our pilot with the major U.S. power utility customer. We continue to review and analyze the trial results in real time with the customer. Our end goal is to convert the pilot into a full scale deployment.

As we discussed previously, the expanded trial will run through the end of June 2010 and is expected to conclude with customer deployment recommendations. Although the opportunity has been slow to develop to this point, we’ve made progress and see significant potential with this customer and in the market as a whole.

As part of our acceleration efforts to improve profitability, we implemented a reduction in force of approximately 50 employees. The reduction is expected

TOLLGRADE COMMUNICATIONS, INC
Moderator: Joe Ferrara
04-29-10/8:00 a.m. CT

result in annualized savings of over $5.8 million. The company expects the reductions and transition process to be completed by the end of the second quarter and achieve virtually 100 percent of the annualized savings on the forward-looking basis beginning July 1st, 2010. We incurred a $1.7 million severance charge as a result of this action.

We have excellent customer relationships, well established technology and a unique value proposition in the network test and service assurance market. Our customers have come to expect high standards of performance from our products and services. Our efforts to reduce our operating cost will not affect our ability to continue to deliver the same level of service and quality to our customers.

We continue to follow our guiding principles for 2010 – ensuring profitability, minimizing spending on legacy products, providing for specific investments and focusing our resources on near-term opportunities.

To summarize, we honed our strategy to both leverage the company’s strength and to focus on improving profitability and cash generation more quickly. While last quarter we believed that the changes we had made were sufficient to create sustainable profitability, after review of our activities, we implemented additional cost-reductions and streamlining that we believe will enable us to achieve greater profitability. The management team and the Board of Directors remain focused on delivering this goal and we believe this will expand both the value per shareholders as well as the alternatives available to the company.

Now for a more specific review of the quarter results, Mike will provide a recap of the financial results. Mike.

Mike Bornak:	Thanks Joe and good morning.

Yesterday, we reported revenue of approximately $11.2 million and a loss of ($0.13) per share for the first quarter ended March 31st, 2010. Revenue for the quarter was slightly higher than the mid-point of the Company’s earlier guidance of $10 million to $12 million. In comparison, revenue and loss per share from continuing operations for the quarter of 2009 was approximately

TOLLGRADE COMMUNICATIONS, INC
Moderator: Joe Ferrara
04-29-10/8:00 a.m. CT

$10.3 million and ($0.08) per share, respectively. Our per share results for the first quarter include the effects of severance charges of approximately $1.7 million and stock-based compensation expense of approximately $500,000.

On a non-GAAP basis, excluding the effect of severance charges and stock-based compensation expenses, we earned $0.05 per share from continuing operations versus a non-GAAP loss of ($0.04) per share from continuing operations during the first quarter of 2009.

Our GAAP gross profit for the first quarter of 2010 was $6.5 million compared to $5.3 million in the first quarter of 2009. As a percentage of revenues, gross profit for the first quarter of 2010 was approximately 58 percent versus approximately 51 percent for the first quarter of 2009. On a non-GAAP basis, gross profit for the first quarter of 2010 was $7 million or 62 percent of revenues as compared to $5.5 million or 53 percent of revenues in the first quarter of 2009.

Our total operating expenses increased by approximately $1.6 million to $7.9 million for the first quarter of 2010, compared to $6.3 million in the first quarter of 2009. The first quarter 2010 increase in total operating expenses is primarily due to severance charges of $1.3 million related to workforce reductions previously discussed.

Our first quarter 2010 sales and marketing expenses were approximately $2.1 million versus $1.7 million in the first quarter of 2009. In late 2009, we added new sales and business development personnel to help bolster sales in certain markets.

Our 2010 first quarter research and development cost were approximately $2.4 million, an increase of approximately $300,000 in comparison for the same 2009 period. The increase is primarily related to the cost associated with the managed service contracts that we signed last April as these cost would not have been included in our first quarter 2009 results.

Our first quarter 2010 general administration expenses were $2.2 million, a decrease of approximately $400,000 over the same period in the prior year.

TOLLGRADE COMMUNICATIONS, INC
Moderator: Joe Ferrara
04-29-10/8:00 a.m. CT

The decrease is due to lower headcount and other general administrative cost due to our past cost-reduction activities.

Turning to the balance sheet for a moment, our cash position decreased during the first quarter to $63.8 million; a decrease of $2.2 million from our position at the end of 2009. The decrease reflects the use of cash for severance payments, from the workforce reductions in October 2009, incentive plan payments and foreign tax payments.

During the first quarter of 2010, we repurchased approximately 10,600 shares pursuant to our stock repurchase program at a cost of approximately $69,000.

Our order backlog for firm customer purchase orders, software maintenance contracts and managed services contracts was $15.7 million as of March 31, 2010 compared to a backlog of $15.6 million as of the end of the year.

During the quarter, we finalized the three-year software maintenance and service agreement with a large network equipment manufacturer in support of the Verizon test network. In April, we also received another extension through the end of the second quarter for our other large maintenance contract that was due to expire at the end of 2009. The backlog at March 31st, 2010 and December 31st, 2009 included approximately $8 million and $8.4 million, respectively, related to software maintenance contracts which is primarily earned and recognized as income on a straight line basis during the remaining terms of these agreements.

We expect that approximately 30 percent of the current backlog will be recognized as revenue in the second quarter of 2010 and that approximately $12.6 million of the current backlog will be recognized by the end of the year.

Now that’s a brief review of the financials; now I’d like to hand it back over to Joe for a few minutes to examine our performance by product line and to provide an outlook for the second quarter of 2010. Joe.

Joe Ferrara:	Thanks Mike.

TOLLGRADE COMMUNICATIONS, INC
Moderator: Joe Ferrara
04-29-10/8:00 a.m. CT

Now looking at our product line results, sales of system test products, which include the product families of DigiTest, LDU and N(x)Test, and associated software applications and license fees were $2.4 million in the first quarter of 2010 as compared to $3.6 million in the first quarter of 2009.

In the first quarter of 2010, we had over $800,000 less applications revenue as well as lower hardware revenue as compared to Q1 of 2009.

Overall, sales of the company’s MCU products, which extend testability into the POTS network, were $1.8 million in the first quarter of 2010 compared to $2.3 million in the first quarter of 2009. We saw lower MCU volumes from two domestic carriers in Q1 of 2010 as compared to last year’s period.

Our services business was again a significant source of revenue. Sales from services which include software maintenance, project management fees, repairs and managed services were $6.9 million in the first quarter of 2010, compare to $4.5 million on the first quarter of 2009; an increase of $2.4 million or 53 percent over last year. The increase is primarily attributable to the managed services contract that we executed in April of 2009, but we also saw increases in repair work, as well as an increase in maintenance revenue as compared to Q1 of 2009.

As a whole, services were 62 percent of revenue in Q1 of 2010 compared to 43 percent of revenue in Q1 of 2009. And lastly, we had a very small amount of revenue from our LightHouse product line in the first quarter from sales of trial equipment.

Now for our Q2 2010 outlook. We expect revenue to be in the range of $11 million to $13 million for the second quarter of 2010. We’re optimistic that our cost reduction activities will improve our profitability in Q2 and through the rest of the year. We believe our collective revenue opportunities as well as the reduction activities – cost reduction activities will enable us to maximize profitability and unlock additional shareholder value.

TOLLGRADE COMMUNICATIONS, INC
Moderator: Joe Ferrara
04-29-10/8:00 a.m. CT

So I’ll stop here. I know that some of you may have some questions, so at this point I’ll turn it over to our conference coordinator, (Allie), who will remind you how to signal for any questions or comments.

(Allie).

Operator:	Ladies and gentlemen, if you have a question at this time, please press star then one on your touchtone telephone. You will here a tone to confirm that you’ve entered the list. If you decide you want to withdraw your question, please press star then two to remove yourself from the list.

Again, if you have a question at this time, please press star then one on your touchtone telephone. One moment while we wait for any questions.

And again, ladies and gentlemen, if you have a question, please press start then one on your touchtone telephone.

And I’m showing that we’ve no questions at this time.

Joe Ferrara:	OK, thanks (Allie). There’s no question. I want to thank everyone for your time this morning and interest in Tollgrade, and we look forward to our next quarterly update.

Thanks and have a great day.

Operator:	Ladies and gentlemen, that does conclude today’s conference. You may now disconnect and have a wonderful day.
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